Exhibit 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of MainStreet BankGroup Incorporated on Form S-8 (File No. 333-_____) of our report dated January 16, 1996, on our audit of the consolidated financial statements of MainStreet BankGroup Incorporated as of December 31, 1995, and for the year ended December 31, 1995, appearing in the 1995 Annual Report on Form 10-K of MainStreet BankGroup Incorporated filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Commission pursuant to the Securities Act of 1934.


COOPERS & LYBRAND, L.L.P.

Raleigh, North Carolina
February 11, 1997